Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 25, 2008, relating to the consolidated financial statements and financial statement schedule of Conexant Systems, Inc., and the effectiveness of Conexant Systems, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Conexant Systems, Inc. for the year ended October 3, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP Costa Mesa, California July 17, 2009